Exhibit 2.1

AMENDING AGREEMENT TO ARRANGEMENT AGREEMENT
THIS AMENDING AGREEMENT (the "Amending Agreement"), which amends the Arrangement Agreement (as defined below), is made as of February 12, 2014 between Louisiana-Pacific Corporation, a corporation existing under the laws of the State of Delaware ("Acquiror") and Ainsworth Lumber Co. Ltd., a corporation existing under the laws of the Province of British Columbia ("Company").
RECITALS
WHEREAS, Acquiror and Company entered into an arrangement agreement dated September 4, 2013 (the “Arrangement Agreement”);
WHEREAS, pursuant to Section 9.1 of the Arrangement Agreement, the Arrangement Agreement may be amended by mutual written agreement of the Parties;
WHEREAS, Acquiror and Company wish to extend the Outside Date in accordance with the terms and conditions of this Amending Agreement;
NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

INTERPRETATION
Definitions
All capitalized terms used in this Amending Agreement that are not otherwise defined herein shall have the meaning given to them in the Arrangement Agreement.
Headings
The division of this Amending Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.
AMENDMENTS TO THE ARRANGEMENT AGREEMENT

Defined Terms

(a)	Section 1.1 of the Arrangement Agreement is hereby amended by adding the following defined term:
"Amending Agreement" means that certain amending agreement to the Agreement entered into between Acquiror and Company on February 12, 2014. "

(b)	The defined term "Agreement" in Section 1.1 of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:
 "Agreement" means this arrangement agreement, together with the Schedules attached hereto and the Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, including by the Amending Agreement;"

(c)	The defined term "Outside Date" in Section 1.1 of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:
 "Outside Date" means April 18, 2014 or such later date as may be agreed to in writing by the Parties, provided that if on such date the conditions set forth in Section 6.1(f) (Key Regulatory Approvals) shall not be satisfied but all other conditions set forth in Article 6 (other than those capable of being satisfied at the Effective Time only) shall have been satisfied, then either Party, provided that it is not in default of its obligations under this Agreement, shall have the right to extend the Outside Date by a period of 45 days on two occasions, provided that in aggregate all such extensions shall not exceed three months without further agreement between the Parties;"

Representations and Warranties

Representations and Warranties of the Company
Company represents and warrants to Acquiror as follows and acknowledges and agrees that Acquiror is relying upon such representations and warranties in connection with the entering into of this Amending Agreement:

(a)	Corporate Authorization
Company has all necessary corporate power, authority and capacity to enter into this Amending Agreement and all other agreements and instruments to be executed by Company as contemplated by this Amending Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Amending Agreement by Company and the performance by Company of its obligations under this Amending Agreement have been duly authorized by the Board and no other corporate proceedings on its part are necessary to authorize this Amending Agreement.

(b)	No Conflict
The execution, delivery and performance by Company of this Amending Agreement do not and will not (or would not with the giving of notice, the lapse of time or both), violate, conflict with or result in a breach of:

(i)	its articles;

(ii)	any material Permit or Material Contract to which Company is a party or to which it or any of its properties or assets is bound; or

(iii)	except for the Key Regulatory Approvals, any Laws, regulation, order, judgment or decree applicable to Company or its properties or assets.

(c)	Execution and Binding Obligation
This Amending Agreement has been duly executed and delivered by Company, and constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(d)	Representations
As of the date hereof, (i) all Company Fundamental Representations are true and correct in all respects (other than for de minimis inaccuracies) (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) and (ii) all other representations and warranties of Company set out in the Arrangement Agreement are true and correct in all respects (without having regard to any materiality or "Material Adverse Effect" qualifications contained therein) (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except where any failure or failures of such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect in respect of Company without having given effect to this Amending Agreement.

Survival of Representations and Warranties of Company

The representations and warranties of Company contained in this Amending Agreement shall survive the execution and delivery of this Amending Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms.

Representations and Warranties of the Acquiror

Acquiror represents and warrants to Company as follows and acknowledges and agrees that Company is relying upon such representations and warranties in connection with the entering into of this Amending Agreement and the consummation of the Arrangement:

a.	Corporate Authorization
Acquiror has all necessary corporate power, authority and capacity to enter into this Amending Agreement and all other agreements to be executed by Acquiror as contemplated by this Amending Agreement, and to perform its obligations hereunder and under such agreements and instruments. The execution and delivery of this Amending Agreement by Acquiror and the performance by Acquiror of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Amending Agreement.

b.	No Conflict
The execution, delivery and performance by Acquiror of this Amending Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition), violate, conflict with or result in a breach of:

(i)	the certificate of incorporation or bylaws of Acquiror;

(ii)	any material Permit or material agreement to which Acquiror or any of its subsidiaries is a party or to which Acquiror or any of its subsidiaries, or any of their respective properties or assets; or

(iii)
except (a) for the Key Regulatory Approvals and (b) required filings under the U.S. Exchange Act, state securities or “blue sky” Laws or the rules and regulations of the NYSE, any Laws, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or any of their respective properties or assets.

c.	Execution and Binding Obligation
This Amending Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

d.	Representations
As of the date hereof, (i) all Acquiror Fundamental Representations are true and correct in all respects (other than for de minimis inaccuracies) (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) and (ii) all other representations and warranties of Acquiror set out in the Arrangement Agreement are true and correct in all respects (without having regard to any materiality or “Material Adverse Effect” qualifications contained therein) (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date), except where any failure or failures of such other representations and warranties to be so true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Acquiror without having given effect to this Amending Agreement.
Section 3.3    Survival of Representations and Warranties of Acquiror
The representations and warranties of Acquiror contained in this Amending Agreement shall survive the execution and delivery of this Amending Agreement and shall expire and be terminated on the earlier of the Effective Time and the date on which the Arrangement Agreement is terminated in accordance with its terms.
GENERAL PROVISIONS

Section 1.	Severability

If any term or other provision of this Amending Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Amending Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amending Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 2.	Governing Law
This Amending Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Amendment Agreement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.

Section 3.	Counterparts
This Amending Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amending Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 4.	Continued Effect of Arrangement Agreement
The Arrangement Agreement, as amended by this Amending Agreement, shall continue in full force and effect.

IN WITNESS WHEREOF Acquiror and Company have caused this Amending Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION
Per:	/s/ Mark A Fuchs
Authorized Signing Officer

AINSWORTH LUMBER CO. LTD.
Per:	/s/ Rick Eng
Authorized Signing Officer